                                                                    EXHIBIT 10.2

                            ASSET PURCHASE AGREEMENT

                                 by and among

                              Brute Equipment Co.

                          dba "Foxx Hy-Reach Company"

                                  as "Seller,"

                          Rental Service Corporation,

                         Walker Jones Equipment Company

                                   as "Buyer"

                              and Thomas H. Foster


                                 April 25, 1997

                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                 Page
                                                                 ----

ARTICLE I - DEFINITIONS.........................................   1

       1.1   Defined Terms......................................   1
       1.2   Other Defined Terms................................   5

ARTICLE II - PURCHASE AND SALE OF ASSETS........................   6

       2.1   Transfer of Assets.................................   6
       2.2   Assumption of Liabilities..........................   6
       2.3   Excluded Liabilities...............................   6
       2.4   Purchase Price.....................................   7
       2.5   Purchase Price Adjustments.........................   8
       2.6   Prorations.........................................  10
       2.7   Closing Costs; Transfer Taxes and Fees.............  10

ARTICLE III - CLOSING...........................................  10

       3.1   Closing............................................  10
       3.2   Conveyances at Closing.............................  10

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER...........  11

       4.1   Organization of Seller.............................  11
       4.2   Authorization......................................  11
       4.3   No Changes to the Assets...........................  12
       4.4   Assets.............................................  12
       4.5   Facilities.........................................  12
       4.6   Contracts and Commitments..........................  13
       4.7   Permits and Consents...............................  14
       4.8   No Conflict or Violation...........................  14
       4.9   Financial Statements...............................  14
       4.10  Books and Records..................................  15
       4.11  Litigation.........................................  15
       4.12  Labor Matters......................................  15
       4.13  Compliance with Law................................  15
       4.14  No Brokers.........................................  16
       4.15  No Other Agreements to Sell the Assets.............  16


      4.16   Proprietary Rights.................................  16
      4.17   Tax Matters........................................  16
      4.18   Accounts Receivable................................  17
      4.19   Inventory..........................................  17
      4.20   Employees..........................................  18
      4.21   Compliance With Environmental Laws.................  18
      4.22   Liabilities........................................  21

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER.............  21

      5.1    Organization of Buyer..............................  21
      5.2    Authorization......................................  21
      5.3    No Conflict or Violation...........................  21
      5.4    Consents and Approvals.............................  21

ARTICLE VI - COVENANTS OF SELLER AND BUYER......................  22

      6.1    Further Assurances.................................  22
      6.2    No Solicitation....................................  22
      6.3    Notification of Certain Matters....................  22
      6.4    Access to Information..............................  23
      6.5    Conduct of Business................................  23
      6.6    Employee Matters...................................  23
      6.7    Environmental Assessments and Remediation..........  24
      6.8    Use of Name and Telephone Numbers..................  25

ARTICLE VII - CONDITIONS TO SELLER'S OBLIGATIONS................  25

      7.1    Representations, Warranties and Covenants..........  25
      7.2    No Proceedings, Litigation or Laws.................  25
      7.3    Assumption Document................................  25
      7.4    New Leases.........................................  25

ARTICLE VIII - CONDITIONS TO BUYER'S OBLIGATIONS................  25

      8.1    Representations, Warranties and Covenants..........  26
      8.2    Consents...........................................  26
      8.3    No Proceedings or Litigation.......................  26
      8.4    Opinion of Counsel.................................  26
      8.5    Certificates.......................................  28
      8.6    New Leases.........................................  28
      8.7    Non-Competition Agreements.........................  28
      8.8    Conveyancing Documents; Release of Encumbrances....  28
      8.9    Material Changes...................................  28
      8.10   Corporate Documents................................  28
      8.11   Due Diligence Review...............................  28


      8.12   Permits............................................  28
      8.13   Completion of Environmental Remediation............  28

ARTICLE IX - RISK OF LOSS; CONSENTS TO ASSIGNMENT...............  29

      9.1    Risk of Loss.......................................  29
      9.2    Consents to Assignment.............................  29

ARTICLE X - ACTIONS BY SELLER AND BUYER AFTER THE CLOSING.......  29

      10.1   Books and Records; Payment of Liabilities..........  29
      10.2   Survival of Representations, Etc...................  30
      10.3   Indemnifications...................................  30
      10.4   Payment of Holdback Amount.........................  33
      10.5   Taxes..............................................  33
      10.6   Tax Clearance Certificate..........................  33
      10.7   Further Action.....................................  33

ARTICLE XI - MISCELLANEOUS......................................  33

      11.1    Termination.......................................  33
      11.2    Assignment........................................  34
      11.3    Notices...........................................  35
      11.4    Choice of Law.....................................  35
      11.5    Entire Agreement; Amendments and Waivers..........  35
      11.6    Multiple Counterparts.............................  36
      11.7    Expenses..........................................  36
      11.8    Invalidity........................................  36
      11.9    Titles............................................  36
      11.10   Publicity; Confidentiality........................  36
      11.11   Cumulative Remedies...............................  36
      11.12   Consent of Seller Stockholder.....................  36
      11.13   Arbitration.......................................  36

                           ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement, dated as of April 25, 1997, is by and among Rental Service Corporation ("RSC"), Walker Jones Equipment Company, a Mississippi corporation, a wholly owned subsidiary of RSC ("Buyer"), Brute Equipment Co., an Iowa corporation d/b/a Foxx-Hy Reach Company ("Seller"), and Thomas H. Foster (the "Seller Stockholder").

                                   RECITALS
                                   --------

          A. Seller owns certain assets which it uses in its conduct of the Business (as defined below).

          B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.


                                   AGREEMENT
                                   ---------

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

  1.1     Defined Terms. As used herein, the terms below shall have the
          -------------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Affiliate" shall have the meaning set forth in the Securities
           ---------
Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Ancillary Agreements" shall mean the Employment and Non-Competition
           --------------------
Agreement with Thomas H. Foster attached hereto as Exhibit 8.7.1.

          "Assets" shall mean all of the right, title and interest of Seller
           ------
in and to the business, properties, assets and rights of any kind, whether tangible or intangible, and constituting, or used or useful in connection with, or related to, the Business, including without limitation all of Seller's right, title and interest in the following (but not including, in any case, the Excluded Assets):

          all rights of Seller under the Assumed Contracts listed on Schedule 4.6.1;

          all rental and non-rental Equipment related to the Business as listed on Exhibit 2.5.1;

          all Inventory related to the Business;

          all cash and cash equivalents, not in excess of the amount thereof on the Interim Balance Sheet;

          [intentionally left blank]

          all Books and Records related to the Business;

          all Proprietary Rights related to the Business;

          to the extent transferable, all Permits related to the Business;

          all computers and, to the extent transferable, software used in the Business;

          all utility deposits;

          all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, display units, telephone and facsimile numbers and purchasing records related to the Business;

          all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees (i) are not required by Seller to fulfill its obligations under this Agreement and (ii) are assignable;

          except as may relate to Excluded Assets, all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date; provided, however, that all such claims etc. related to acquired accounts
--------  -------
receivable shall be deemed to be reassigned to Seller at the time such accounts receivable are returned to Seller pursuant to Section 2.7.3 hereof;

          all accounts receivable as adjusted at the Closing and which are not Excluded Assets; and
          all Open Rental Contracts and customer deposits made in connection therewith (including, without limitation, deposits made in the form of cash, check, or a preliminary charge on a credit or debit card).

          "Assumed Leases" shall mean the Leases of the Facilities in Cedar
           --------------
Rapids and Des Moines, Iowa.

          "Balance Sheet" shall mean the balance sheet of Seller at the date
           -------------
indicated thereon, together with the notes thereon.

          "Books and Records" shall mean (a) all records and lists of Seller
           -----------------
pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel (excluding confidential personnel records) of Seller, (c) all product, business and marketing plans of Seller and (d) all books, ledgers, trial balances, files, reports, plans, drawings and operating records of every kind maintained by Seller, but excluding the originals of Seller's minute books, stock books, tax returns and accounting ledgers (provided that Buyer will be provided copies of tax returns and accounting records if it so requests).

          "Business" shall mean Seller's equipment rental and sales business,
           --------
operating under the "Foxx Hy-Reach" name or otherwise.

          "Closing Date" shall mean June 2, 1997 or such other date as Buyer and
           ------------
Seller shall mutually agree upon; provided that either party may elect to defer the Closing Date to a date on or prior to June 30, 1997 (which date shall be a date which is reasonably satisfactory to both parties) if necessary to complete the Closing.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
           ----
the rules and regulations thereunder.

          "Contract" shall mean any agreement, contract, note, loan, evidence of
           --------
indebtedness, purchase, order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge,
           -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Equipment" shall mean all of the furniture, fixtures, furnishings,
           ---------
machinery, automobiles, trucks, spare parts, tools, supplies, equipment and other tangible personal property owned by Seller and used in connection with the Business, including without limitation all items listed on the Rental and Non-Rental Asset Listing and the Supplemental Rental and Non-Rental
Asset Listing (but not including any Excluded Assets listed thereon).

       "Excluded Assets," notwithstanding any other provision of this
        ---------------
Agreement, shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:

          prepayments or prepaid expenses except customer and utility deposits (including all prepaid insurance premiums and prepaid taxes) of Seller;

          all Permits, to the extent not transferable;

          all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent related to the Excluded Liabilities;

          the ownership of and cash surrender value of all life insurance policies;

          all accounts receivable which have been written off on the Interim Balance Sheet or are more than 90 days old at Closing;

          all claims of Seller against Maryland Casualty Company with respect to the claims of Warren Hipple;

          all insurance policies of Seller;

          all obligations of officers or shareholders for repayment to Seller of loans or other advances; and

          all refunds from taxing authorities for periods prior to Closing.

       "Facilities" shall mean the rental yards, stores, offices, maintenance
        ----------
and storage facilities, shops, warehouses, improvements, other structures, and all real property and related facilities which are used (or will be used) in the conduct of the Business, and which are located at:

       -      3913-24th Street, Moline, IL 61265
       -      1929 N. Morton Avenue, Morton, IL 61240
       -      5950 6th Street, Cedar Rapids, IA 52404
       -      2216 Valley Drive, Des Moines, IA 50321


       "Final Determination" means a final, non-appealable judgment by a court
        -------------------
of competent jurisdiction.

       "Financial Statements" shall mean the Year-End Financial Statements and
        --------------------
the Interim Financial Statements.

       "Hipple Litigation" shall mean Warren Hipple v. Brute Equipment Co.,
        ------------------            -------------    -------------------
d/b/a/ Foxx Hy-Reach, an Iowa corporation, Docket #95L58 in the Circuit Court of the Fourteenth Judicial Circuit, Rock Island County, Illinois, and any litigation related thereto, including without limitation, appeals.

       "Interim Balance Sheet" shall mean the Balance Sheet dated the Interim
        ---------------------
Balance Sheet Date.

       "Interim Balance Sheet Date" shall mean February 28, 1997.
        --------------------------

       "Interim Financial Statements" shall mean the Interim Balance Sheet and
        ----------------------------
the income statement for the two months ended on the Interim Balance Sheet Date.

       "Inventory" shall mean all of Seller's inventory held for resale and all
        ---------
of Seller's new repair or replacement parts, supplies and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

       "Material Adverse Effect" or "Material Adverse Change" shall mean with
        -----------------------      -----------------------
respect to the Business or the Assets any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Business and/or the Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."

       "Open Rental Contracts" shall mean (i) all Contracts pursuant to which
        ---------------------
Seller has rented Equipment and, as of the Closing Date, the rentee under each such Contract is still in possession of such Equipment and (ii) all Contracts under which the rentee has returned the Equipment but has not yet been invoiced.

       "Owned Real Property" shall mean all real property owned in fee by the
        -------------------
Seller Stockholder or related entities which is used in the conduct of the Business, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

       "Permits" shall mean all licenses, permits, franchises, approvals,
        -------
authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

       "Rental and Non-Rental Asset Listing" shall mean the asset listing
        -----------------------------------
provided to Buyer by Seller and attached as Exhibit 2.7.1 hereto, listing all assets as of February 28, 1997, but not including any Excluded Assets listed therein.

       "Representative" shall mean any officer, director, principal, attorney,
        --------------
agent, employee or other representative.

       "Seller Stockholder" shall mean Thomas H. Foster who will own all of the
        ------------------
outstanding capital stock of Seller as of the Closing Date.

       "Supplemental Rental and Non-Rental Asset Listing" shall mean the asset
        ------------------------------------------------
listing provided to Buyer by Seller and attached as Exhibit 2.7.1.1 hereto, listing all assets acquired after February 28, 1997, through the Closing Date, but not including any Excluded Assets listed therein.

       "Tax" shall mean any federal, state, local, foreign or other tax, levy,
        ---
impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

       "Year-End Financial Statements" shall mean the Balance Sheets and income
        -----------------------------
statements dated as the Seller's fiscal years ended 1996, 1995, and 1994.

   1.2 Other Defined Terms.  The following terms shall have the meanings defined
       -------------------
for such terms in the Sections set forth below:

Term                                                  Section
---------------------------------------------------   -------
            Action                                       4.11
            Agreed Value                                 2.5.1
            Assumed Contracts                            4.6
            Assumed Liabilities                          2.2
            Assumption Document                          3.2.2
            CERCLA                                       4.21.2
            Claim                                        10.3.4
            Claim Notice                                 10.3.4
            Closing                                      3.1
            Damages                                      10.3.1
            Employee Plans                               4.20
            Environmental Conditions                     4.21.11
            Environmental Laws                           4.21.2
            Environmental Assessments                    6.7.1
            Excluded Liabilities                         2.3

            Hazardous Substance                          4.21.1
            Holdback Amount                              2.4.3
            Inventory Value                              2.5.2
            New Leases                                   7.4
            Post-Closing Environmental Liability         10.3.1
            Proposed Acquisition Transaction             6.2.1
            Proprietary Rights                           4.16.1
            Purchase Price                               2.4.1
            RCRA                                         4.21.2
            Release                                      4.21.1
            Remediation Standard                         6.7.2
            Rental Ready                                 2.5.1
            Retained Employees                           6.6

                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

   2.1 Transfer of Assets.  Upon the terms and subject to the conditions
       ------------------
contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets.

   2.2 Assumption of Liabilities.  Upon the terms and subject to the conditions
       -------------------------
contained herein, at the Closing, Buyer shall assume all obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under, and only under, the Assumed Contracts listed on Schedule 4.6.1, but not including any obligation or liability for any breach of any Contract occurring on or prior to the Closing Date (together with the liabilities assumed pursuant to the Assumed Contracts, the "Assumed Liabilities").

   2.3 Excluded Liabilities.  Notwithstanding any other provision of this
       --------------------
Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any of Seller's liabilities or obligations, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to the Business or the Assets, whether arising out of occurrences prior to, at or after the date hereof (collectively, "Excluded Liabilities"), which Excluded Liabilities include, without limitation:

     2.3.1 Except as provided in Section 6.9, any liability or obligation to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and
(iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

       2.3.2  Any liability or obligation of Seller in respect of any Tax;

       2.3.3 Any liability or obligation of Seller in respect of any claims by or with respect to Warren Hipple;

       2.3.4 Any liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products sold or services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date, or arising from any other cause, including without limitation any liabilities arising (on a date of occurrence basis or otherwise) on or prior to the Closing Date relating to the use or misuse of Equipment or to traffic accidents;

       2.3.5 Any liability or obligation of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

       2.3.6 Any liability or obligation of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any liability or obligation of Seller pursuant to Article X hereof);

       2.3.7 Any liability or obligation related to the Facilities, except for those expressly set forth in the New Leases and the Assumed Leases; and

       2.3.8 Any liability or obligation arising out of CERCLA, any equivalent state statute, or any other Environmental Law.

  2.4  Purchase Price.  At the Closing, upon the terms and subject to the
       --------------
conditions set forth herein, Buyer shall pay to Seller in consideration for the Assets, by wire transfer of immediately available funds to an account designated by Seller, the aggregate amount of Thirty-two Million Seven Hundred Thousand Dollars ($32,700,000)(the "Cash Portion of the Purchase Price"), 169,014 shares of RSC Common Stock subject, however, to adjustment as set forth in Section 2.5
                    -------  -------
and less the Holdback Amount as described below. In addition, Buyer shall pay additional Purchase Price of up to 204,866 shares of RSC Common Stock as follows: 64,020 shares of RSC Common Stock paid at Closing; another 51,216 shares of RSC Common Stock will be paid on the first anniversary of the Closing; and an additional 89,630 shares of RSC Common Stock will be paid if performance objectives to be mutually agreed upon by Closing are met. Any RSC Common Stock paid to Seller will be contributed by RSC to RSC Acquisition Corp. and by RSC Acquisition Corp. to Buyer in a transaction intended to qualify under Section 351 of the Code immediately prior to delivery of such RSC Common Stock to Seller. The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and regulations thereunder. Exhibit 2.4 attached hereto sets forth the amount of the Purchase Price allocable to the various Assets; provided that such allocation shall be subject to necessary adjustments, to be completed and reflected in such allocation within 30 days following the Closing Date, on account of the final Inventory and Equipment valuations under Sections 2.4.1 and 2.4.2. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset

Acquisition Statements Under Section 1060" consistent with Exhibit 2.4 and which give effect to any adjustment to the Purchase Price determined in accordance with Section 2.4 hereof.

  2.5  Employment and Noncompetition Agreement.  At the Closing, upon the terms
       ---------------------------------------
and subject to the conditions set forth herein, Buyer and Thomas H. Foster shall enter into an Employment and Non-Competition Agreement in the form attached hereto as Exhibit 8.7.1.

  2.6  Holdback.  The "Aggregate Holdback Amount" shall be an amount equal to
       --------
$3,150,000, which Buyer, at the Closing, shall retain pending the determination of the amount of the Equipment adjustment and Inventory adjustment pursuant to Sections 2.7.1 and 2.7.2, respectively, Seller's indemnification obligations, if any, as set forth in Section 10.3, pending the completion of any environmental remediation required under Section 6.7 hereof which is not resolved by the Closing Date and pending a Final Determination in the Hipple Litigation. Of such Aggregate Holdback Amount, (i) $400,000 will be allocated to the resolution of the Equipment adjustment pursuant to Section 2.7.1, (ii) $50,000 will be allocated to the resolution of the Inventory adjustment pursuant to Section 2.7.2, (iii) $200,000 will be allocated to the resolution of the Accounts Receivable adjustment pursuant to Section 2.7.3, (iv) $1,000,000 will be allocated to the resolution of Seller's indemnification obligations pursuant to
Section 10.3 (Clauses (i), (ii), (iii) and (iv) being the "Holdback Amount"), and (y) $1,500,000 will be allocated to resolution of the Hipple Litigation (the "Hipple Holdback Amount"). Notwithstanding anything in the foregoing to the contrary, if any portion of the Holdback Amount specified in this Section 2.7.3 proves to be insufficient for resolution of the matter subject to adjustment therein, Buyer may in its sole discretion elect to transfer a portion of the Holdback Amount allocated to another matter to resolve such deficiency.
Promptly upon the resolution of each of the foregoing adjustments or indemnification or remediation obligations in accordance with the time periods provided herein for its resolution, Buyer will instruct the Escrow Agent remit to Seller that portion of the Holdback Amount allocated to the resolution of such item, net of any amount which Buyer is entitled to retain under the provisions of Sections 2.7 and 10.3 hereof. In the event of any disagreement between Buyer and Seller regarding the dollar amount of any such adjustment or indemnification or remediation obligation, Buyer shall nevertheless be obligated to instruct the Escrow Agent remit to Seller any portion of the Holdback Amount which is allocable to such item and is not in dispute. Promptly upon resolution of any such disagreement in accordance with the terms hereof, Buyer shall remit to Seller any remaining portion of the Holdback Amount to which Seller is entitled. Notwithstanding the foregoing, Buyer shall not be limited to the Holdback Amount (or allocable portion thereof) as a sole remedy in the event that any purchase price adjustment or indemnification or remediation obligation exceeds the Holdback Amount (or allocable portion thereof); rather, in such event, Buyer shall have the right to collect promptly from Seller, in cash, the amount of such excess. The Aggregate Holdback Amount will be held in escrow pursuant to an Escrow Agreement in substantially the form attached hereto as
Exhibit 2.6.

   2.7 Purchase Price Adjustments.
       --------------------------

       2.7.1  Equipment Adjustment.  The Rental and Non-Rental Asset Listing
              --------------------
attached as Exhibit 2.7.1. sets forth the asset description, make, model, original cost and net book value of all Equipment which, on the Closing Date, will be fully operable, Rental Ready and available for transfer to Buyer. (The net book value of each item of Equipment shown on Exhibit 2.7.1 is referred to herein as the "Agreed Value.") On or prior to the 10th business day following the Closing Date, personnel of Buyer and Seller jointly shall complete a physical inventory of each item of Equipment comprising Exhibit 2.7.1, including by visiting renters' locations as necessary to inspect such Equipment. The Purchase Price shall be reduced, within thirty

(30) calendar days after the Closing, for each item of Equipment contained in
Exhibit 2.7.1 which is missing, inoperable, not Rental Ready, or otherwise not available for transfer to Buyer (including items previously sold by Seller), provided that such reduction shall apply dollar for dollar with respect to items sold by Seller, and otherwise only to the extent that the missing, inoperable, non-Rental Ready or unavailable Equipment exceeds $50,000 in aggregate net book value. The reduction in the Purchase Price shall be calculated by the aggregate Agreed Value of all missing, inoperable, non-Rental Ready or unavailable Equipment. The result of the foregoing calculation shall be subtracted from the Purchase Price. In the event of a Purchase Price reduction as contemplated hereby, Buyer shall be entitled to retain a portion of the Holdback Amount equal to such reduction as specified in, or to have the other remedies set forth in,
Section 2.7. For purposes of this Agreement, an item of Equipment is "Rental Ready" only if all required maintenance has been performed and it does not require any repairs in excess of $100 per item. Any disputes as to the physical count or Rental Readiness of any item of Equipment will, if possible, be resolved while the physical inventory of such Equipment is being taken by Buyer and Seller. Any disputes regarding the foregoing not resolved by the 10th business day following the Closing Date will be separately listed and settled as soon as expeditiously practicable thereafter by the parties or by another independent third party mutually acceptable to both parties, and shall not be the subject of any indemnification claim by Buyer under Section 10.3

       In addition to the foregoing, the Purchase Price shall be increased, on a dollar-for-dollar basis and with such increase to be payable in immediately available funds on the Closing Date, by the cost to Seller of any item of Equipment which was acquired by Seller subsequent to February 28, 1997 and is listed in the Supplemental Rental and Non-Rental Asset Listing attached as
Exhibit 2.7.1.1.

       2.7.2  Inventory Adjustment.  The Purchase Price shall be adjusted,
              --------------------
thirty (30) calendar days after Closing, on a dollar-for-dollar basis pursuant to the procedures set forth below, by the amount, if any, by which the Inventory Value as of the Closing Date is greater or less than the amount stated on the Interim Balance Sheet. In the event of a Purchase Price reduction as contemplated hereby, the cash portion of the purchase price will be reduced. "Inventory Value" shall mean the lower of (x) vendor cost as last received (excluding all freight and other charges) and (y) net book value, in each case of all Inventory (excluding any non-salable or obsolete merchandise, parts or supplies) as of the Closing Date, as determined in accordance with generally accepted accounting principles. Inventory Value shall be determined pursuant to a physical inventory to be taken on or promptly following the Closing Date, and shall be finalized within 15 business days following the Closing Date (except to the extent that particular matters are referred to a third party for resolution as described below). In connection with such physical inventory, all items of Inventory will be counted as to quantity, and assessed as to salability, by personnel of Seller and Buyer using the same procedures normally used by Buyer to take inventories of the type of Inventory being counted. Any disputes as to the physical count, condition, salability or obsolescence of any item of Inventory will, if possible, be resolved while such physical inventory is being taken. Any disputes regarding the foregoing not resolved by the 15th business day following the Closing Date will be separately listed and settled as soon as expeditiously practicable thereafter by the parties or by another independent third party mutually acceptable to both parties, and in any event will be resolved no later than the 30th calendar day following the Closing.

       2.7.3  Accounts Receivable Adjustment.  The cash portion of the Purchase
              ------------------------------
Price shall be adjusted, one hundred twenty (120) calendar days after the Closing, on a dollar-for-dollar basis, pursuant to the procedures set forth below, by the amount, if any, by which the Accounts Receivable included in the Assets are greater or have a value that is less than the net amount stated on the Interim Balance Sheet. Any accounts receivable included in the Assets which are not collected within ninety (90) calendar days after the

Closing will be returned to the Seller and deducted from the Holdback Amount. All Open Rental Contracts and customer deposits in connection therewith become the property of Buyer, and Buyer shall be entitled to all proceeds collected by Seller from any contract which would have been an Open Rental Contract but for Seller's failure to operate the Business in the ordinary course of the Business and substantially in accordance with past practice, as provided in Section 6.5.

       2.7.4  Finality of Third Party Determination.  The determination of any
              -------------------------------------
third party engaged pursuant to the foregoing provisions of this Section 2.7 shall be final and binding on the parties. The engagement of such third party will be subject to the provisions of Section 11.13, provided that the parties may retain an independent accounting firm rather than professional arbitrators to settle a dispute, and may otherwise depart from the procedures specified in
Section 11.13, if they both so agree. No failure to resolve any matters described in this Section 2.7 shall prevent the Closing or payment of the Purchase Price for the Assets.

       2.7.5  Adjustment for Permitted Encumbrances.  In addition to the
              -------------------------------------
foregoing, the Purchase Price shall be decreased, on a dollar-for-dollar basis and with such decrease to be deducted from the Purchase Price payable on the Closing Date, by the amount of any Encumbrance on any Asset which Buyer has specifically accepted pursuant to Section 4.4 hereof.

  2.8  Hipple Litigation.  Promptly following a Final Determination of the
       -----------------
Hipple Litigation following which Buyer can have no further liability with respect thereto, the Hipple Holdback Amount, plus any income thereon remaining in escrow, will be released to Seller.

  2.9  Prorations.  On the Closing Date, or as promptly as practicable
       ----------
following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the Facilities rent, real and personal property taxes, water, gas, electricity and other utilities, local business or other license fees or taxes, merchants' association dues and other similar periodic charges payable with respect to the Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date.

       Seller's prorated share of the personal property taxes shall be payable notwithstanding the fact that such tax may become payable after the Closing Date, and such tax shall be paid to Buyer or the appropriate taxing authority on or prior to the date on which such tax becomes due.

   2.10 Closing Costs; Transfer Taxes and Fees.  Seller shall be responsible for
        --------------------------------------
any documentary and transfer taxes and any sales or other taxes (excluding use taxes on equipment constituting registered motor vehicles, which use taxes will be paid one-half by each of Seller and Buyer) imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Buyer will pay any licensing fees associated with re-registering motor vehicles. Seller shall pay all costs of obtaining the transfer of existing Permits which may be lawfully transferred. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2.1, and shall pay the fees and costs of recording or filing all UCC termination statements and other releases of Encumbrances.


                                 ARTICLE III

                                    CLOSING
                                    -------

   3.1 Closing.  The Closing of the transactions contemplated herein (the
       -------
"Closing") shall be held on the Closing Date at a time and place as the parties shall mutually agree.

   3.2 Conveyances at Closing.
       ----------------------

       3.2.1  Instruments and Possession.  To effect the sale and transfer
            ----------------------------
referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

          3.2.1.1   one or more bills of sale, each in the form of Exhibit
3.2.1.1 attached hereto, conveying in the aggregate all of Seller's owned personal property included in the Assets, free and clear of all Encumbrances, except as otherwise provided in Section 2.5.5;

          3.2.1.2 subject to Section 9.2, Assignments of Contract Rights, each in the form of Exhibit 3.2.1.2 attached hereto, with respect to the Assumed Contracts;

          3.2.1.3 assignments of Trademarks, Service Marks and other Proprietary Rights, each in the form of Exhibit 3.2.1.3 attached hereto, in recordable form to the extent necessary to assign such rights; and

          3.2.1.4 such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

       3.2.2  Assumption Document.  Upon the terms and subject to the conditions
              -------------------
contained herein, at the Closing Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit 3.2.2, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

       3.2.3  Form of Instruments.  To the extent that a form of any document to
              -------------------
be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the recipient.

       3.2.4  Certificates; Opinions.  Seller shall deliver to Buyer the
              ----------------------
certificates, opinions of counsel and other documents described in Article VIII.

       3.2.5  Consents. Subject to Section 9.2, Seller shall deliver all Permits
              --------
and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement.


                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

       Seller hereby represents and warrants to Buyer as follows, that, except as set forth on the Disclosure Schedule attached hereto and made a part hereof are incorporated herein by this reference, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

   4.1 Organization of Seller.  Seller is a corporation duly organized, validly
       ----------------------
existing and in good standing under the laws of the State of Iowa. Seller is also duly qualified and in good standing as a foreign corporation under the laws of the State of Illinois. Copies of the Articles of Incorporation and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

  4.2  Authorization.  Seller has all requisite corporate power and authority,
       -------------
and has taken all corporate action necessary, to own, lease and operate the Assets, to conduct the Business as it is presently being conducted, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms. Following their execution and delivery by Seller or the Seller Stockholder or a related entity controlled by the Seller Stockholder, as applicable, and Buyer, each of the New Leases will be a legal, valid and binding obligation of Seller or the Seller Stockholder or such related entity, as applicable, enforceable against them in accordance with its terms.

   4.3 No Changes to the Assets.  Since the Interim Balance Sheet Date:
       ------------------------

       4.3.1 there has been no actual or threatened adverse change in the financial condition or results of operation, the Business or the Assets or any event, condition or state of facts, in either case that is, or would result in a Material Adverse Change in the Assets or the Business or the prospects for the Business, including without limitation the loss of any material customers;

       4.3.2 there has not been any sale or other disposition, except in the ordinary course of Seller's business, of any of the Assets, or any Encumbrance placed on the Assets;

       4.3.3 Seller has operated the Business in the ordinary course consistent with Seller's past practice so as to preserve the Business intact, to keep available to the Business the services of Seller's employees, and to preserve the Business and the goodwill of Seller's suppliers, customers, distributors and others having business relations with it; and

       4.3.4 Except as set forth on Exhibits 2.5.1.1 and 2.5.1.2, Seller has not purchased, or entered into any agreement to purchase any item, other than in the ordinary course of business consistent with past practices, having a cost in excess of $2,000, without the consent of Buyer.

   4.4 Assets.  Seller has and will transfer good and marketable fee simple
       ------
title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to all of the Assets, free and clear of any Encumbrances, except for any Encumbrance that Buyer, in its sole discretion, specifically accepts in writing (in which case the Purchase Price will be subject to adjustment as set forth in Section 2.5.5). The Assets reflected in the Interim Balance Sheet and all of the Assets acquired after such date are or will be valued at the lower of actual cost or market less an adequate and proper depreciation charge. The Assets include without limitation all assets necessary for the conduct of the Business as presently conducted.

   4.5 Facilities.  The Seller has delivered to Buyer an accurate copy of its
       ----------
existing leases and, with respect to Owned Real Property, existing policies of title insurance. The Seller enjoys peaceful and undisturbed possession of the Leased Real Property. Other than the leases provided, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Facilities or any portion thereof, except the billboard lease at the Moline Facility to be retained by Seller Stockholder, a copy of which is attached hereto as Schedule 4.5.1. The Facilities are supplied with utilities and other services necessary for the operation of the Business. Seller has never owned any real property.

       4.5.1  Improvements, Fixtures and Equipment.  The Facilities and the
              ------------------------------------
improvements thereon, including without limitation all Equipment (including all fixtures) and other tangible assets owned, leased or used by Seller at the Facilities are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance or repair except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted, and (vi) to the best of Seller's knowledge, in conformity, in all material respects, with all applicable laws, ordinances, orders, regulations and other requirements relating thereto currently in effect. None of the improvements is subject to any commitment or other arrangement for their sale or use by any Affiliate of Seller or third parties.

       4.5.2  Conformity.  All Facilities have received all required approvals
              ----------
of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof. To the best of Seller's knowledge, the Facilities are (and have been) operated and maintained in accordance with applicable laws, rules, regulations and state, county, municipal or other local ordinances, and conform to all other conditions necessary for the lawful conduct of the Business as currently conducted at each such Facility.

   4.6 Contracts and Commitments.
       -------------------------

       4.6.1  Contracts.  Schedule 4.6 sets forth a complete and accurate list
              ---------
of all Contracts of the following categories:

            4.6.1.1 Contracts not made in the ordinary course of Seller's conduct of the Business;

            4.6.1.2  Employment contracts and severance agreements;

            4.6.1.3 Distribution, franchise, license, sales or commission contracts related to the Assets or the Business;

            4.6.1.4 Contracts involving expenditures or liabilities, actual or potential, in excess of $1,000 or otherwise material to the Business or the Assets, and not cancelable (without liability) within 30 calendar days;

            4.6.1.5 Contracts or commitments relating to commission arrangements with others;

            4.6.1.6 Promissory notes, loans, agreements, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of the Business to its customers);

            4.6.1.7 Leases of personal property not cancelable (without liability) within 30 calendar days; and

            4.6.1.8 Contracts containing covenants limiting the freedom of Seller or any officer, director or shareholder of Seller to engage in any line of business or compete with any person.

For purposes of this Agreement, the "Assumed Contracts" are the Contracts listed as such on Schedule 4.6.1. Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.6, including all amendments and supplements thereto, whether or not such Contracts are Assumed Contracts.

       4.6.2  Absence of Breaches or Defaults.  All of the Contracts are valid
              -------------------------------
and in full force and effect. Seller has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued, and no violation of, or default or breach under any Contracts by Seller or any other party has occurred and neither Seller nor any other party has repudiated any provisions thereof.

   4.7 Permits and Consents.  Seller has all Permits required to conduct the
       --------------------
Business, except where the failure to obtain such Permits would not have a Material Adverse Effect on the Assets or the Business. All Permits of Seller related to the Business are valid and in full force and effect and are listed on
Schedule 4.7. Except as disclosed on Schedule 4.7, no notice to, declaration, filing or registration with, or authorization, or consent or approval of, or Permit from, any governmental or regulatory body or authority (including without limitation the U.S. Small Business Administration), or any other person or entity, is required to be made or obtained by Seller or the Seller Stockholder in connection with the execution, delivery or performance of this Agreement or the New Leases and the consummation of the transactions contemplated hereby and thereby. Schedule 4.7 sets forth all consents required for the assignment by Seller to Buyer of the Assumed Contracts and the Assumed Leases. All of the Assumed Contracts will be enforceable by Buyer after the Closing to the same extent as if the transactions contemplated by this Agreement had not been consummated. Each of Seller and the Seller Stockholder or the related entity controlled by Seller Stockholder has legal authority to enter into the New Leases to which it or they will be parties and to convey to Buyer the leasehold interests created thereby, and no consent of the lessor under the Existing Lease, of any lender, or of any other person or entity is required for the execution by Seller or the Seller Stockholder or such related entity of the New Leases.

   4.8 No Conflict or Violation.  After giving effect to consents and lien
       ------------------------
releases that have been obtained from third parties or will be so obtained prior to the Closing Date, neither the execution and delivery of this Agreement or the New Leases by Seller or the Seller Stockholder, as applicable, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller or the Seller Stockholder with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, Permit, agreement, or other instrument or obligation (i) to which Seller or the Seller Stockholder are parties or (ii) by which the Assets are bound, violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award or (d) impose any Encumbrance, restriction or charge on the Assets, the Facilities or the Business.

   4.9 Financial Statements.  Seller has heretofore delivered to Buyer the
       --------------------
Financial Statements. The Financial Statements (a) are in accordance with the underlying books and records of Seller, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby (except as otherwise described in Schedule 4.9) and
(c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Business as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments). At the respective dates of the Financial Statements, there were no liabilities of Seller, which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

   4.10  Books and Records.  Seller has made and kept (and given Buyer access
         -----------------
to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller. The minute books of Seller previously delivered to Buyer accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of Seller. The copies of the stock book records of Seller previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in Seller's stock through and including the date hereof.

   4.11  Litigation.  Except as set forth on Schedule 4.11, there is no action,
         ----------
order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, or to the best of Seller's knowledge, threatened or anticipated (a) against, related to or affecting Seller, the Business or the Assets or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. Seller is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or the Assets.

   4.12  Labor Matters.  Except as stated in Exhibit 4.12, Seller is not a party
         -------------
to a labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller.

   4.13  Compliance with Law.  Seller, the conduct of the Business and the
         -------------------
operation of the Facilities have not violated and are in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation Environmental Laws, relating to the Assets, Facilities or Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Facilities, the Assets or the Business. Seller and the conduct of the Business and the operation of the Facilities are in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements, except where any nonconformity would not have a Material Adverse Effect on the Facilities, the Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing, which non-compliance or violation could, in any one case or in the aggregate, have a Material Adverse Effect on the Facilities, the Assets or the Business.

   4.14  No Brokers.  Neither Seller nor any of its respective officers,
         ----------
directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

   4.15   No Other Agreements to Sell the Assets.  Neither Seller nor any of its
          --------------------------------------
respective officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of a majority of the capital stock of Seller or to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller.

   4.16  Proprietary Rights.
         ------------------

       4.16.1  Proprietary Rights.  Schedule 4.16 lists all of Seller's federal,
               ------------------
state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights, and all pending applications for any such registrations, all other trademarks and other marks, trade names and other trade rights or in which Seller has any interest whatsoever, and all other trade secrets and other proprietary rights, whether or not registered, created or used by or on behalf of Seller, in each case relating to the Business (collectively, "Proprietary Rights"). The Proprietary Rights listed in Schedule 4.16 are all those used by Seller in connection with the Business.

       4.16.2  Royalties and Licenses.  No person has a right to receive a
               ----------------------
royalty or similar payment in respect of any Proprietary Rights. Seller has no licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.

       4.16.3  Ownership and Protection of Proprietary Rights.  Seller owns
               ----------------------------------------------
and has the sole right to use each of the Proprietary Rights. None of the Proprietary Rights is involved in any pending or threatened litigation. Seller has not received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights. Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other firm, corporation, association or person. Seller's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, nor has such infringement been alleged by any third party. All of the Proprietary Rights are valid and enforceable rights of Seller, will be quit-claimed to Buyer and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

   4.17   Tax Matters.
          -----------

       4.17.1  Filing of Tax Returns.  Seller has timely filed with the
               ---------------------
appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. Except as specified in Schedule 4.17, neither Seller, nor any group of which Seller now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any taxes. Seller has delivered to Buyer complete and accurate copies of Seller's federal, state and local tax returns for the years 1993, 1994, and 1995, and shall deliver to Buyer complete and accurate copies of Seller's federal, state and local tax returns for 1996 when such returns are filed.

       4.17.2  Payment of Taxes.  All Taxes, in respect of periods beginning
               ----------------
before the EFFECTIVE DATE, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in Schedule 4.17 or the Financial Statements, and Seller does not have any material liability for Taxes in excess of the amounts so paid or reserves so established.

       4.17.3  Audits, Investigations or Claims.  Except as set forth in
               --------------------------------
Schedule 4.17, the consolidated federal income tax returns and any required state tax returns of Seller have been examined by the Internal Revenue Service and any applicable state taxing authority for all periods to and including those set forth in Schedule 4.17, and except to the extent shown therein, no material deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against Seller. Except as set forth in Schedule 4.17, there are no pending or, to the best of Seller's knowledge, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller, or its counsel, is likely to result in a material additional liability for Taxes. Audits of federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period and set forth in Schedule 4.17 and, except as set forth therein, Seller has not been notified that any taxing authority intends to audit a return for any period. Except as set forth in Schedule 4.17, no extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

       4.17.4  Lien.  There are no liens for Taxes (other than as could be
               ----
asserted for current Taxes not yet due and payable) on the Assets.

       4.17.5  No Withholding.  The transaction contemplated herein is not
               --------------
subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

       4.17.6  Tax-Exempt Use Property.  None of the Assets is a "tax-exempt
               -----------------------
use property" within the meaning of Section 168(h) of the Code.

     4.18  Accounts Receivable.  The accounts receivable reflected in the
           -------------------
Interim Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

     4.19  Inventory.  All the Inventory is located at the Facilities.  The
           ---------
values at which the Inventory is shown on the Interim Balance Sheet have been determined in accordance with generally accepted accounting principles, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess Inventory, slow-moving Inventory and Inventory obsolescence and shrinkage. Schedule 4.19 sets forth a complete and accurate list of all Inventory as of the date hereof, subject to adjustment on and after the Closing Date in accordance with Section 2.4.2.

     4.20   Employees.  Schedule 4.20 (i) contains a list of all employees of
            ---------
Seller, and their wage rates or salaries, as of the date of this Agreement, (ii) sets forth the dates of employment for such employees, and (iii) contains a list of each contract, plan, arrangement, policy, program or commitment, whether oral or written, providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, pension, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits (collectively, "Employee Plans"). Seller has paid all benefits due to its employees at any time under its Employee Plans, including without limitation all severance, accrued vacation, health care continuation coverage and other benefits to which its employees may be entitled as a result of the transactions contemplated hereby.

   4.21  Compliance With Environmental Laws.
         ----------------------------------

       4.21.1  Definitions.  The following terms, when used in this Section
               -----------
4.21, shall have the following meanings. Unless the context otherwise requires, any of these terms may be used in the singular or the plural depending on the reference.

        4.21.1.1     "Seller".  For purposes of this Section 4.21 only, the term
                      ------
"Seller" shall include (i) all Affiliates of Seller, including without limitation the Seller Stockholder, (ii) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

        4.21.1.2    "Release" shall mean and include any spilling, leaking,
                     -------
pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

        4.21.1.3    "Hazardous Substance" shall mean any quantity of asbestos
                     -------------------
in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

        4.21.2  Compliance With Environmental Laws.  Except as set forth on
                ----------------------------------
Schedule 4.20, the Facilities have been owned, leased, operated and maintained in compliance with all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions or licenses, which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), Resource Conservation & Recovery Act
                                -- ---
(42 U.S.C. (S) 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. (S)
                    -- ---
349, 42 U.S.C. (S)(S) 201, 300f), Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Comprehensive
     -- ---                                      -- ---
Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et
                                                                            --
seq.) ("CERCLA"), or any other similar federal, state or local law of similar
---
effect, each as amended (collectively, "Environmental Laws").

       4.21.3  Facilities.  The Facilities are, and at all times have been,
               ----------
owned, leased and operated in compliance with all Environmental Laws and in a manner that will not give rise to any liability under any Environmental Laws.

       4.21.4  Permits.  Seller has, and at all times has had, all Permits
               -------
required under any Environmental Law and the Facilities are, and at all times have been, in compliance with all such Permits.

       4.21.5  Permits Required.  The consummation of any of the transactions
               ----------------
contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law.

       4.21.6  Notice of Violation.  Seller has not received any notice at any
               -------------------
time that it or the Facilities is or were claimed to be in violation of the provisions of any Environmental Law or in non-compliance with the conditions of any Permit, and there is no pending or threatened lawsuit, governmental or other legal action to that effect.

       4.21.7   Pending Actions.  There is not now pending or threatened, nor
                ---------------
any basis for, nor has there ever been, any Action against Seller, nor any basis for any Action, under any Environmental Law or otherwise with respect to any Release or handling of any Hazardous Substance.

       4.21.8   Judgments.  There are no consent decrees, judgments, judicial or
                ---------
administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller or the Facilities.

       4.21.9  Hazardous Substances.  There is not and has not been any
               --------------------
Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from any Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in full compliance with all Environmental Laws and necessary for the operation of the Business.

      4.21.10  Handling of Hazardous Substances.  Seller has at all times used,
               --------------------------------
generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and in a manner that will not result in liability of Seller or Buyer under any Environmental Law. Schedule 4.21 sets forth a complete list of all contractors and other third parties who at any time have hauled, handled, stored, transported or disposed of any Hazardous Substance (i) on behalf of Seller or the Business, or
(ii) generated by Seller or the Business, together with a complete list of all dumpsites and other off-site locations at which such Hazardous Substances have been disposed of.

       4.21.11  Environmental Conditions.  There are no present or past
                ------------------------
Environmental Conditions (as defined below) in any way relating to the Business or Facilities. "Environmental Conditions" means the introduction into the soil, groundwater or environment of the Facilities (through leak, spill, release, discharge, escape, emission, dumping, disposal or otherwise) of any pollution, including without limitation any contaminant, irritant or pollutant or Hazardous Substance (whether or not upon the property of the Business and whether or not such pollution constituted at the time thereof a violation of any Environmental
Law) as a result of which either Seller or, after the Closing, Buyer has or may become liable to any person or federal, state, or local government or agency or by reason of which any of the Assets may suffer or be subjected to any lien.

       4.21.12  CERCLA or RCRA.  No current or past use, generation, treatment,
                --------------
transportation, storage, disposal or handling practice of Seller with respect to any Hazardous Substance has or will result in any liability under the CERCLA or RCRA or any state or local law of similar effect.

       4.21.13  Storage Tank or Pipeline.  Except as set forth on Schedule 4.21,
                ------------------------
there is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at any Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank.

       4.21.14  Environmental Audits or Assessments.  True, complete and correct
                -----------------------------------
copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at any Facility within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has knowledge is included on
Schedule 4.21.

       4.21.15  Indemnification Agreements.  Seller is not a party, whether as a
                --------------------------
direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other Contract under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

       4.21.16  Releases or Waivers.  Seller has not released any other person
                -------------------
from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

       4.21.17  Notices, Warnings and Records.  Seller has given all notices and
                -----------------------------
warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

   4.22   Liabilities.  Seller has no liabilities or obligations (absolute,
          -----------
accrued, contingent or otherwise) except (i) liabilities which are reflected on the Interim Balance Sheet or which are not required under generally accepted accounting principles to be reflected on the Interim Balance Sheet, (ii) liabilities incurred in the ordinary course of the Business and consistent with past practice since the Interim Balance Sheet Date, and (iii) liabilities arising under Contracts identified in Schedule 4.6 to which Seller is a party.

   4.23   Investment Representations.  Seller and Seller Stockholder each
          --------------------------
represent that any RSC Common Stock issued pursuant to this Agreement will be acquired by Seller for its own account, for investment and with no intention of distributing or reselling such RSC Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States or any state thereof; provided that Seller may distribute any or all of such RSC Common Stock to the Seller Stockholder upon liquidation of Seller. Seller and the Selling Stockholder each represent that it or he is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended, and that, by reason of its or his business and financial experience, it or he is capable of evaluating the merits and risks of the acquisition of RSC Common Stock. Seller and the Seller Stockholder have reviewed the SEC Documents referred to in Section 5.10 of this Agreement. Seller and the Seller Stockholder hereby acknowledge that (i) shares of RSC Common Stock issued pursuant to this Agreement may not be sold or otherwise transferred unless they are registered under the Securities Act of 1933, as amended, or an exemption from such registration is available; (ii) any sales of such securities made in reliance upon Rule 144 promulgated under the Securities Act of 1933, as amended, can be made only in accordance with the terms and conditions of Rule 144, and, further, that if Rule 144 is not applicable, any resale of such securities under circumstances in which Seller or the person through whom the sale is made may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, may require compliance with some other exemption under the Securities Act of 1933, as amended, or the rules and regulations of the SEC or other governmental authority substituted therefor; and (iii) Buyer or RSC is under no obligation to register any of the securities under the Securities Act of 1933, as amended, or to comply with the terms and conditions of any exemption thereunder, except as provided for in this Agreement.

       The instruments evidencing the RSC Common Shares may bear a restrictive legend in substantially the following form:

            "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement for such shares under the Act or an opinion of counsel satisfactory in form and content to the issuer that such registration is not required under such Act."

       If such a legal opinion indicates that the legend may be removed, Buyer or RSC will substitute unlegended instruments for the instruments described in the opinion. It is understood that the reference to counsel in the legend above may include Seller's or Seller Stockholder's counsel as may be reasonably satisfactory to RSC.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF BUYER AND RSC
                -----------------------------------------------

       Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

   5.1 Organization of Buyer.  Buyer is a corporation duly organized, validly
       ---------------------
existing and in good standing under the laws of the State of Mississippi.

   5.2 Authorization.  Buyer has all requisite corporate power and authority,
       -------------
and has taken all corporate action necessary, to execute and deliver this Agreement and the New Leases, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and is (and following their execution and delivery by Buyer and Seller or the Seller Stockholder, as applicable, each of the New Leases and Ancillary Agreements will be) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

   5.3 No Conflict or Violation.  Neither the execution, delivery or performance
       ------------------------
of this Agreement or the New Leases nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, or (b) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award binding upon Buyer.

   5.4 Consents and Approvals.  No notice to, declaration, filing or
       ----------------------
registration with, or authorization, consent or approval of, or permit from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the New Leases and the consummation of the transactions contemplated hereby or thereby, except (a) as may be required by Buyer to operate the Business after the Closing, (b) as has been obtained on or prior to the date hereof or (c) as set forth in Schedule 5.7.

  Representations and Warranties of RSC.  RSC represents and warrants to Seller
  -------------------------------------
and the Seller Stockholder that:

  5.5  Organization of RSC.  RSC is a corporation duly organized, validly
       -------------------
existing, and in good standing under the laws of the State of Delaware.

  5.6  Authorization.  At the Closing, the execution and delivery of this
       -------------
Agreement and the consummation of the transactions contemplated hereby will be duly authorized by all requisite corporate action on the part of RSC.

  5.7  No Conflicts or Violations.  The execution and delivery of this Agreement
       --------------------------
and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of RSC,
(ii) violate any applicable provision of law or regulation, order, injunction, or decree, or any other requirement of any governmental body or court relating to RSC or its securities, property, or business, or (iii) (subject to RSC obtaining any consent or approval required as a condition of Closing), violate, conflict with, result in the breach or termination of, constitute a default under, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of RSC or any of its subsidiaries pursuant to any agreement or instrument to which it or any of its subsidiaries is a party, which violate, conflict, breach, termination, default, or creation would have a material adverse effect on the business or financial condition of RSC and it subsidiaries taken as a whole (an "RSC Material Adverse Effect").

  5.8  Consents and Approvals.  No notice to, declaration, filing or
       ----------------------
registration with, or authorization, consent or approval of, or permit (collectively "Governmental Consents") from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by RSC in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except as required by the HSR Act and except for those Governmental Consents the failure of which to make or obtain would not have an RSC Material Adverse Effect.

  5.9  RSC Common Stock.  The Shares of RSC Common Stock to be issued pursuant
       ----------------
to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and free of preemptive rights.

  5.10 SEC Information Furnished Concerning RSC.  RSC has filed with the
       ----------------------------------------
Securities and Exchange Commission ("SEC") those filings and reports required pursuant to the Securities Exchange Act of 1934, as amended (the "SEC Documents"). The audited consolidated financial statements for the year ended December 31, 1996, contained within the SEC Documents have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be otherwise noted therein) and fairly present the consolidated financial position of RSC and its subsidiaries as of such date and the consolidated results of operations of RSC and its subsidiaries for the year then ended. As of their respective dates, the SEC Documents, including, but not limited to, the financial statements contained therein, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  5.11 Litigation.  Except as set forth in the SEC Documents, there are no
       ----------
suits, actions or administrative, arbitration, or other proceedings (including proceedings concerning labor disputes or grievances) or governmental investigations pending or, to the knowledge of RSC, threatened against RSC or its properties or business that could reasonably be expected to have an RSC Material Adverse Effect.

  5.12 NASDAQ.  The Shares of RSC Common Stock to be issued to Seller pursuant
       ------
to this Agreement have been approved for listing, subject to notice of issuance on the NASDAQ National Market.

                                  ARTICLE VI

               COVENANTS OF SELLER, SELLER STOCKHOLDER AND BUYER
               -------------------------------------------------

       Buyer, Seller and the Seller Stockholder each covenant with the others as follows:

   6.1 Further Assurances.  Upon the terms and subject to the conditions
       ------------------
contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using their respective best efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts to be assumed by Buyer; provided, however, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals,
(B) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to effect all necessary registrations and filings, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

   6.2 No Solicitation.  From the date hereof through the Closing or the earlier
       ---------------
termination of this Agreement, each of Seller and the Seller Stockholder shall not, and shall cause their Representatives (including without limitation investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives concerning any sale of all or a portion of the Assets or the Business, or of any shares of capital stock of Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction collectively being referred to herein as a "Proposed Acquisition Transaction"), except for the purchase by the Seller Stockholder prior to Closing of all other shares of Seller from the other shareholder. Seller and the Seller Stockholder shall not, directly or indirectly, through any Representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the other party for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Seller and the Seller Stockholder each hereby represents that it is not now engaged in discussions or negotiations with any party (other than Buyer) with respect to any of the foregoing. Seller shall promptly notify Buyer (orally and in writing) of any offer, inquiry or contact with any person with respect to a Proposed Acquisition Transaction, including the terms thereof and the identity of the prospective purchaser or soliciting party.

   6.3 Notification of Certain Matters.  From the date hereof through the
       -------------------------------
Closing, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Seller, or any of its Affiliates, shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

   6.4 Access to Information.  From the date hereof through the Closing, Seller
       ---------------------
shall, and shall cause its Representatives to, afford the Representatives of Buyer and its Affiliates complete access at all reasonable times to the Assets and the Facilities for the purpose of inspecting and conducting appropriate tests upon the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its Affiliates, through their respective Representatives, may reasonably request, including but not limited to data relating to operating procedures, workers' compensation history, legal, tax and environmental, zoning and other legal compliance.

   6.5 Conduct of Business.  From the date hereof through the Closing, Seller
       -------------------
shall, except as contemplated by this Agreement or as consented to by Buyer in writing, operate the Business in the ordinary course of the Business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement:

       6.5.1 enter into, extend, materially modify, terminate, renew, or fail to renew any Contract, including any contract pursuant to which Seller has rented Equipment, except in the ordinary course of the Business and substantially in accordance with past practice;

       6.5.2 sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of the Business; or

       6.5.3 fail to pay its accounts payable and any debts owed or obligations due by it, or pay or discharge when due any liabilities, in the ordinary course of the Business.

   6.6 Employee Matters.  Buyer shall hire all employees of the Business who
       ----------------
pass a physical examination and drug and alcohol abuse screening by a licensed laboratory chosen by Buyer, and who otherwise meet Buyer's customary criteria for employment, and Seller shall reasonably cooperate with Buyer in retaining all such employees (the "Retained Employees"). Buyer agrees to give Retained Employees credit for their time of employment with Seller with respect to their seniority as an employee of Buyer. Seller shall be and remain solely responsible for the payment of all benefits due to its employees at any time under its Employee Plans, including without limitation all severance, accrued vacation, health care continuation coverage and other benefits to which its employees may be entitled as a result of the transactions contemplated hereby, whether or not such employees are hired by Buyer. All Retained Employees will be at-will employees of Buyer and may be terminated by Buyer in its sole discretion, subject to the requirements of applicable laws governing employers and employees, and will receive substantially the same total compensation as they did when employed by Seller.

   6.7 Environmental Assessments and Remediation.
       -----------------------------------------

       6.7.1 Buyer has retained Dames & Moore (the "Consultant") to perform Phase I environmental site assessments with respect to each of the Facilities. Upon its availability, Buyer will deliver the final report of such assessments to Seller. In the event any such assessment recommends the performance of additional investigation (including, without limitation, Phase II environmental site assessments), such additional investigation shall, if requested by Buyer, be undertaken promptly and delivered to each of Seller and Buyer; provided that no groundwater testing will be done in Iowa without Seller's consent. The environmental assessments and investigations undertaken pursuant to this Section
6.7.1 are collectively referred to herein as the "Environmental Assessments." Buyer shall be solely responsible for the cost of the Environmental Assessments.

       6.7.2 In the event any of the Environmental Assessments reveals any remediation work or other actions which must be completed in order to bring the Facilities into compliance with applicable Environmental Laws or to eliminate any potential environmental liability, the Consultant shall be directed to prepare and to deliver to each of Seller and Buyer a written proposal setting forth in reasonable detail the scope of required remediation and an estimate of the cost of completing such remediation. For the purposes of Section 6.7, "required remediation" shall mean any action necessary to (I) comply with any governmental order, (ii) comply with any Environmental Law effective at the Closing or (iii) eliminate a potential environmental liability (collectively the "Remediation Standard"), as applicable to the Facilities or the operation thereof by Seller as of the Closing Date. For the purposes of Section 6.7 and with respect to any underground storage tanks at the Facility, "necessary remediation" also shall include obtaining a closure letter from the governing state agency confirming that the state agency has approved closure of the underground storage tanks and will not take any further action related to any liability associated with any underground storage tank at the Facilities.

       6.7.3 Promptly upon completion of the Consultant's proposal referred to in Section 6.7.2, Seller shall engage a reliable environmental engineering firm reasonably acceptable to Buyer and authorized by any applicable federal, state, or local law, policy, or regulation to perform any required remediation. Seller shall use its best efforts to cause such required remediation to be completed on or before the Closing Date, and Seller shall bear all costs of such required remediation; provided that the completion of all such required remediation shall be a condition to Buyer's obligations to consummate the transactions contemplated by this Agreement. Buyer may, in its sole discretion, authorize Seller to defer any portion of the required remediation which Seller and its contractors are unable to complete prior to Closing, in which case Seller shall cause the portion of the required remediation so deferred to be completed as promptly as practicable, but in no event later than 60 days following Closing, at Seller's sole expense. Buyer may monitor the performance of the required remediation and application of the Remediation Standard, and at its election may cause the Consultant to review the performance of the required remediation. If Buyer directs the Consultant to undertake such review, the required remediation shall be deemed completed only upon certification of its completion by the Consultant. If, however, there is a dispute as to the performance of the required remediation or the application of the Remediation Standard, any such dispute shall be settled by a mutually agreed-upon environmental expert not otherwise involved in the required remediation, whose determination shall be final and binding on the parties.

       6.7.4 Notwithstanding the foregoing, if Seller prefers not to do recommended groundwater testing in Iowa or if Seller believes the "necessary remediation" is uneconomic, Seller may elect instead to obtain a lease on, and relocate the applicable portion of Seller's business to, a comparable site reasonably acceptable to Buyer on substantially comparable economic terms to the site being eliminated, all at Seller's expense.

   6.8 Use of Name and Telephone Numbers.  From and after Closing, upon filing
       ---------------------------------
of appropriate assumed name affidavits, Buyer will have the right to use the name "Foxx Hy-Reach" or variations thereof in its operation of the Business. Upon Closing, Seller shall assign to Buyer all of the telephone and facsimile numbers currently used in the Business.

  6.9  Certain Insurance Policies.  At Closing, Seller will transfer the split-
       --------------------------
dollar life insurance policies currently maintained by Seller on four of its employees to such employees. Buyer will reimburse Seller or otherwise as Buyer and Seller may agree, an amount equal to the aggregate amount of premiums payable under such policies until they become self-funding, grossed up using a method agreed upon between Buyer and Seller for any income taxes payable by such employees as a result of such transfer, such amount to be determined and paid at Closing.

  6.10  Other Stockholder.  Seller Stockholder has delivered to Buyer a copy of
        -----------------
the agreement between Seller Stockholder and the other shareholder of Seller regarding the purchase by Seller Stockholder of such other shareholder's stock. Seller Stockholder will enforce such agreement, will not waive any of his rights thereunder and will use his best efforts to purchase such shares prior to Closing.

  6.11  Schedules.  Any Disclosure Schedule or any other schedule not delivered
        ---------
by Seller prior to execution of this Agreement will be delivered within five (5) days thereafter.

                                  ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

       The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

   7.1 Representations, Warranties and Covenants.  All representations and
       -----------------------------------------
warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

   7.2 No Proceedings, Litigation or Laws.  No Action by any governmental
       ----------------------------------
authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Seller if the transactions contemplated hereunder are consummated.

   7.3 Assumption Document.  Buyer shall have executed the Assumption Document.
       -------------------

   7.4 New Leases.  Seller Stockholder or an entity controlled by the Seller
       ----------
Stockholder (as applicable) as lessor, and Buyer as lessee, shall have entered into leases (the "New Leases") with respect to the Facilities in the form attached as Exhibit 7.4.1 hereto.

  7.5  Plan of Remediation.  To the extent that any environmental remediation
       -------------------
required pursuant to Section 6.7 has not been completed prior to Closing, Seller shall approve of and proceed with any plan of remediation.

  7.6  No Cessation of Trading.  There shall have been no cessation of trading
       -----------------------
of RSC's Common Stock on NASDAQ or a national securities exchange, and there shall be no action, order or proceeding pending or, to RSC's knowledge, threatened, by any regulatory agency to stop or investigate public trading of RSC's Common Stock.

  7.7  Acquisition of Stock.  The Seller Stockholder shall acquire the 50% of
       --------------------
the issued and outstanding capital stock of Seller currently not held by him.

  7.8  Schedules.  Buyer shall have approved in its sole discretion any portion
       ---------
of the Disclosure Schedule or the other schedule not delivered prior to execution of this Agreement.

  7.9  Opinion Letter of Buyer's Attorneys.  Seller and Seller Stockholder shall
       -----------------------------------
receive an opinion of Latham & Watkins, counsel for Buyer and RSC, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and the Seller Stockholder, to the effect that:

            7.9.1 RSC has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with corporate power to own or lease its properties and to carry on its business as now conducted;

            [7.9.2 The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated by the Agreement have been duly authorized by RSC, and the Agreement has been duly executed and delivered by RSC.]

            7.9.3 Assuming the due authorization, execution and delivery of the Agreement by Buyer, the Agreement constitutes a legally valid and binding obligation of Buyer or RSC, as applicable, enforceable against Buyer or RSC in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or applicable state law or equitable principles upon the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) other customary limitations reasonably satisfactory to Seller's and the Seller Stockholder's counsel;

            7.9.4 RSC's Common Stock being delivered to Seller under the terms of this Agreement have been duly authorized and reserved and, when issued, will be validly issued, fully paid, and nonassessable;

            7.9.5 Assuming the accuracy of the representations and warranties in Section 4.23 of the Agreement, it is not necessary to register the RSC Common Stock to be issued to Seller pursuant to the Agreement under the Securities Act of 1933, as amended.

  7.10   Buyer Corporate Documents.  Buyer shall have delivered to Seller a copy
         -------------------------
of its articles of incorporation certified by the Mississippi Secretary of State, a good standing certificate dated no more than one day prior to Closing by the Mississippi Secretary of State and a copy of the resolutions adopted by Buyer in connection with this Agreement, certified by its corporate secretary.

                                  ARTICLE VII

                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

       The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

   8.1 Representations, Warranties and Covenants.  All representations and
       -----------------------------------------
warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

   8.2 Consents.  All Permits and waivers necessary to the consummation of the
       --------
transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, (a) all required third party consents to the assignment of the Assumed Contracts to be assumed by Buyer and (b) all required approvals of Buyer's lenders) shall have been obtained.

   8.3 No Proceedings or Litigation.  No Action by any governmental authority or
       ----------------------------
other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer materially if the transactions contemplated hereby are consummated, including without limitation any Material Adverse Effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

   8.4 Opinion of Counsel.  Seller shall have delivered to Buyer an opinion of
       ------------------
Stanley, Lande & Hunter, Attorneys, counsel to Seller and the Seller Stockholder, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that:

       8.4.1  Incorporation.  Seller has been duly incorporated and is validly
              -------------
existing and in good standing under the laws of the State of Iowa and is qualified to do business and in good standing as a foreign corporation in Illinois;

       8.4.2  Corporate Power and Authority.  Seller has the necessary corporate
              -----------------------------
power and authority to enter into this Agreement, the Ancillary Agreements and the New Leases to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease and operate the Assets and its other properties and to conduct the Business as presently conducted;

       8.4.3  Corporate Action.  The execution, delivery and performance of this
              ----------------
Agreement, the Ancillary Agreements and the New Leases to which an entity controlled by Seller Stockholder is a party have been duly authorized by all necessary corporate action of Seller, and this Agreement and the New Leases have been duly executed and delivered by Seller or such entity, as applicable; the approval of this Agreement by the stockholders of Seller has been duly obtained in accordance with the provisions of Seller's Articles of Incorporation and Bylaws and applicable law;

       8.4.4  Obligation of Seller or Seller Stockholder.  This Agreement, each
              ------------------------------------------
Ancillary Agreement and each New Lease constitutes a legally valid and binding obligation of Seller or the Seller Stockholder, as applicable, enforceable against Seller or the Seller Stockholder in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or applicable state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations reasonably satisfactory to Buyer's counsel;

       8.4.5  No Breach.  Neither the execution and delivery of this Agreement,
              ---------
the Ancillary Agreements or the New Leases by Seller or the Seller Stockholder, as applicable, nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (ii) breach, or cause a default under, any term or provision of any material contract listed on a schedule to such opinion to which contract Seller or the Seller Stockholder are a party or by which the Assets are bound, or (iii) violate any judgment, decree, injunction, writ or order applicable to Seller or the Seller Stockholder;

       8.4.6  No Permits Required.  No Permit of, or filing with, any
              -------------------
governmental authority or, to the best knowledge of such counsel, any other person, is required for the execution and delivery of this Agreement, the Ancillary Agreements or the New Leases by Seller or the Seller Stockholder, as applicable, or the consummation by Seller or the Seller Stockholder of the transactions contemplated hereby or thereby, except as set forth in this Agreement or the schedules or exhibits hereto;

       8.4.7  No Actions Pending.  Except as set forth in this Agreement or the
              ------------------
schedules hereto, to the best knowledge of such counsel, no Action is pending or threatened (i) against Seller or the Assets or the Business, (ii) against any of the officers or directors of Seller as such, (iii) in which Seller is a plaintiff, or (iv) which questions the validity or legality of the transactions contemplated hereby;

       8.4.8  No Violation of Law.  Neither the execution and delivery of this
              -------------------
Agreement, the Ancillary Agreements or the New Leases by an entity controlled by the Seller Stockholder, as applicable, nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any statute, law, ordinance, regulation, rule or order of any federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to Seller, the Seller Stockholder, such entity or the Business; and, to the best knowledge of such counsel, Seller has all licenses, franchises and other authority required to conduct the Business as it is now being conducted;

       8.4.9  Transfer and Assignment.  The documents to be delivered by
              -----------------------
Seller at the Closing to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets are effective to do so, subject to (i) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal, Iowa or Illinois law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations reasonably satisfactory to Buyer's counsel;

       8.4.10  Other Opinions.  Such other opinions, subject to the limitations
               --------------
set forth above, as any lender to Buyer may reasonably request.

       In rendering such opinions, such counsel may rely as to factual matters upon certificates and assurances of public officials and officers of Seller. In addition, such opinions may be subject to such additional qualifications and exceptions as are reasonably acceptable to counsel to Buyer.

   8.5 Certificates.  Seller shall furnish Buyer with such certificates of its
       ------------
officers and others to evidence compliance with the conditions set forth in this
Article VIII as may be reasonably requested by Buyer.

   8.6 New Leases.  Selling Shareholder (or an entity owned by him),lessor, and
       ----------
Buyer as lessee, shall have entered into the New Leases with respect to the Facilities in the form attached as Exhibit 7.4.1 hereto.

   8.7 Employment and Non-Competition Agreements.  Buyer and Thomas H. Foster
       -----------------------------------------
shall have entered into an Employment and Non-Competition Agreement in the form attached as Exhibit 8.7.2 hereto.

   8.8 Conveyancing Documents; Release of Encumbrances.  Seller shall have
       -----------------------------------------------
executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances (except for Encumbrances specifically accepted by Buyer under Section 4.4), which documents shall be in a form reasonably satisfactory to Buyer's counsel.

   8.9 Material Changes.  Since the Interim Balance Sheet Date, there shall not
       ----------------
have been any Material Adverse Change with respect to the Business or the Assets.

   8.10  Corporate Documents.  Buyer shall have received from Seller resolutions
         -------------------
adopted by its board of directors and shareholders approving this Agreement, the Ancillary Agreements and the New Leases to which it will be a party, and the transactions contemplated hereby and thereby. Buyer's board of directors shall have approved this Agreement and the transactions and agreements contemplated hereby.

   8.11  Due Diligence Review.  Buyer and its Representatives shall have
         --------------------
conducted a due diligence review of Seller's Books and Records, Financial Statements, and other records and accounts of the Business, and in the sole discretion of Buyer, Buyer shall be satisfied on the basis of such review that there has been no breach of the representations and warranties or the pre-closing covenants of Seller made pursuant to this Agreement. Such review shall have no effect whatsoever on the liability of Seller to Buyer under this Agreement or otherwise for breach of any representations, warranties, or covenants of Seller or hereunder.

   8.12  Permits.  Buyer shall have obtained or been granted the right to use
         -------
all Permits necessary to its operation of the Business.

  8.13  Completion of Environmental Remediation.  Seller or its agents shall
        ---------------------------------------
have completed any "required remediation" or shall have approved any plan of remediation within the meaning of Section 6.7, subject to the procedures set forth in Section 6.7 with respect to the certification of such completion and the resolution of any disputes relating thereto.

  8.14   Noncompetition Agreement.  Each former shareholder of Seller shall have
         ------------------------
entered into a Noncompetition Agreement with Seller, assignable to Buyer, on mutually acceptable terms.

  8.15  Financing.  Buyer shall have obtained all lender approvals and financing
        ---------
to pay the cash portion of the purchase price.

  8.16  Tax Clearance Certificate.  Seller shall provide to Buyer with a
        -------------------------
clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

  8.17  Audit.  Ernst & Young shall have completed their audit of Seller's
        -----
financial statements for 1995 and 1996 and shall have issued an unqualified opinion thereon.

  8.18  Dealerships.  The manufacturers for whom Seller acts as a dealer or
        -----------
distributor shall have given any required consents.

                                 ARTICLE IX

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT
                      ------------------------------------

   9.1 Risk of Loss.  From the date hereof through the Closing, all risk of loss
       ------------
or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing, other than use, wear or loss in the ordinary course of the Business, Seller shall give written notice to Buyer as soon as practicable after discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing, as soon as practicable prior to the Closing, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss pursuant to
Section 10.3, and the full Purchase Price shall be paid for such Assets, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with Section
11.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

   9.2 Consents to Assignment.  Anything in this Agreement to the contrary
       ----------------------
notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, lease, license, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, lease, license, sales order, purchase order, claim or right including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.


                                   ARTICLE X

                          ACTIONS BY SELLER AND BUYER
                          ---------------------------
                               AFTER THE CLOSING
                               -----------------

   10.1   Books and Records; Payment of Liabilities.
          -----------------------------------------

       10.1.1  Books and Records.  Each party agrees that it will cooperate with
               -----------------
and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any other litigation or investigation of any type, any product liability claim or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.

       10.1.2  Cooperation and Records Retention.  Seller and Buyer shall (i)
               ---------------------------------
each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

       10.1.3   Payment of Liabilities.  Following the Closing Date, Seller
                ----------------------
shall pay promptly when due all of the debts and liabilities of Seller relating to the Business other than Assumed Liabilities, including without limitation any accounts payable not assumed by Buyer and any liability of Seller for Taxes; provided, however, this covenant shall not apply to that portion (or all) of any debt that Seller is disputing in good faith and gives prompt notice to Buyer of such dispute.

   10.2  Survival of Representations, Etc.  All statements contained in any
         ---------------------------------
certificate, schedule, exhibit, instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Seller and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing

Date, without regard to any investigation made by any of the parties hereto. Except as provided in this sentence, all such representations and warranties and all claims and causes of action with respect thereto (other than the provisions of Sections 4.17, 4.21 and this Section 10.2, and all claims and causes of action with respect thereto) shall terminate upon expiration of two years after the Closing Date. The representations and warranties in Sections 4.17 and 4.21 shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

   10.3   Indemnifications.
          ----------------

       10.3.1  By Seller.  Regardless of Seller's or Selling Stockholder's
               ---------
knowledge of the existence of an Indemnifiable Event, as defined below, Seller and Selling Stockholder shall indemnify, defend, save and hold harmless Buyer, its Affiliates and subsidiaries, and its respective Representatives, from and against any and all claims, damages, costs, losses (including without limitation diminution in value), Taxes, liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees, experts' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Seller or Selling Stockholder in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller or Selling Stockholder in or pursuant to this Agreement; (iii) any Excluded Liability; (iv) any liability of Seller imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Assets; (v) any liability arising under any Environmental Law on account of the conduct of Seller or prior owners or users of the Facilities or other persons, or on account of the operation of the Business or the Facilities, or related to any Environmental Condition existing, in each case on or at any time prior to the Closing Date; or
(vi) any Post-Closing Environmental Liability (collectively, the "Indemnifiable Events"). Without limiting the generality of the foregoing, the indemnification provided herein, insofar as it relates to any Environmental Law or Environmental Condition, shall specifically cover costs incurred in connection with any investigation of site conditions (excepting the cost of the Environmental Assessments) or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision or by the provisions of Section 6.7 hereof. For purposes of this Section 10.3.1, "Post-Closing Environmental Liability" shall mean any liability imposed on Buyer arising out of or related to events occurring on or after the Closing Date and prior to the completion of all required remediation in accordance with Section
6.7 hereof, and resulting from any Environmental Condition described in the Environmental Assessments, including without limitation those Environmental Conditions described therein but not identified as being in violation of any Environmental Law and those related to the absence of any Permits, but excluding any liability to the extent such liability results from the negligent acts or willful misconduct of Buyer or its Representatives. In addition to Seller's obligations pursuant to Sections 6.7.3 and 6.7.4 of this Agreement, and without limiting the generality of the foregoing, Seller shall specifically indemnify Buyer, and Seller shall assume and discharge all Damages arising out of the pre-Closing activities that are associated with: (i) any Release or threatened Release of any Hazardous Substance that occurred or was in existence on the Facilities on or before the Closing Date; (ii) any offsite disposal, migration or Release of any Hazardous Substance that has resulted or will result in the future as a result of activities that occurred on or before the Closing Date; and (iii) any removal, remediation or other activities taken with respect to the soil, surface water or groundwater. Without limiting the foregoing, Seller shall also specifically indemnify Buyer, and Seller shall assume and discharge all Damages arising out of the pre-Closing operation, ownership, and use of the underground storage tanks ("USTs") and aboveground storage tanks ("ASTs") (defined below), including but not limited to: (I) any Release or threatened Release of any Hazardous Substance that occurred or was in existence on the Facilities on or before the closing date; (ii) any offsite disposal, migration or Release of any Hazardous Substance that has resulted or will result in the future as a result of activities that occurred on or before the closing date; and (iii) any removal, remediation or other activities taken with respect to the soil, surface water or groundwater.

       10.3.2   By Buyer.  Buyer shall indemnify and save and hold harmless
                --------
Seller, its Affiliates and its Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (I) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) any Assumed Liability insofar as such Assumed Liability arises from and after the Closing.

       10.3.3   Cooperation.  The indemnified party shall cooperate in all
                -----------
reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

       10.3.4  Defense of Claims.  If a claim for Damages (a "Claim") is to be
               -----------------
made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.2, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (I) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which case the indemnifying party shall engage separate counsel (reasonably acceptable to the indemnified party) to represent the indemnified party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim will occur on or at any Facility or is reasonably expected to have a Material Adverse Effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including without limitation to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

       10.3.5   Buyer's Right of Offset.  Anything in this Agreement to the
                -----------------------
contrary notwithstanding, Buyer may withhold and set off any amount as to which Seller is obligated to indemnify Buyer pursuant to this Section 10.3 against (i) the portion of the Holdback Amount allocable to the resolution of Seller's indemnification obligations under this Section 10.3 and (ii) any other amounts otherwise due Seller or Selling Stockholder.

       10.3.6   Limitations.  Neither Buyer nor Seller shall be liable to the
                -----------
other under this Section 10.3 for any Damages until the amount otherwise due the party being indemnified exceeds $50,000 in the aggregate, in which case such indemnifying party will be liable to the indemnified party for all such amounts, including the first $50,000. Notwithstanding the preceding sentence, this limitation shall not apply with respect to Damages arising out of a breach of a representation or warranty contained in Sections 4.17 or 4.21 or the covenants contained in Section 10.1.3 or, with respect to Buyer, any Assumed Contracts, Assumed Leases or Assumed Liabilities. Buyer shall give Seller prompt notice of any Damages that might apply toward the first $50,000.

       10.3.7   Liability and Remedies, etc.  Except as set forth below, no
                ----------------------------
individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.3. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement. The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law. Buyer and Seller agree and acknowledge that offset against the Holdback Amount shall not be Buyer's exclusive method of receiving indemnification from Seller pursuant to Section 10.3; rather, Buyer will have all other remedies provided by law or in this Agreement. The Seller

Stockholder shall be jointly and severally liable with Seller with respect to all indemnification obligations of Seller under this Section 10.3.

   10.4   Payment of Holdback Amount.  On the first anniversary of the Closing
          --------------------------
Date, if Buyer has not delivered a Claim Notice to Seller, the remaining portion of the Holdback Amount allocable to the resolution of Seller's indemnification obligations under Section 10.3 shall be paid promptly to Seller. Subject to
Section 2.4.3, if Buyer has delivered one or more Claim Notices to Seller on or before the first anniversary of the Closing Date and has exercised its right of offset pursuant to Section 10.3.5, or has not then determined the appropriate amount to be offset, Buyer shall pay to Seller promptly after the first anniversary of the Closing Date an amount equal to remaining allocable portion of the Holdback Amount less any amounts offset against it pursuant to Section
10.3.5 and an amount reasonably estimated by Buyer to cover any unresolved claims. As promptly as practicable after the first anniversary of the Closing Date, Buyer shall determine the amount to be retained by it in satisfaction of any such unresolved claims and submit the balance, if any, to Seller.

   10.5   Taxes.  Subject to Section 2.7, Seller shall pay, or cause to be paid,
          -----
when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

   10.6   Further Action.  After the Closing, Seller shall take all actions
          --------------
reasonably necessary to effect the conveyance of the Assets to Buyer free and clear of all Encumbrances (except for Encumbrances specifically accepted by Buyer under Section 4.4) and otherwise required by Buyer's lenders.


    10.7  Registration Rights.  Seller shall, with respect to the RSC Common
          -------------------
Stock issued pursuant to this Agreement, have the registration rights set forth as Annex A to RSC's Stockholder's Agreement as in effect on the date of this Agreement.

                                  ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

   11.1 Termination.
        -----------

        11.1.1 Termination.  This Agreement may be terminated at any time prior
               -----------
to Closing:

            11.1.1.1  By mutual written consent of Buyer and Seller;

            11.1.1.2 By Buyer or Seller if the Closing shall not have occurred on or before June 30, 1997; provided, however, that this provision shall not be
                            --------  -------
available to Buyer if Seller has the right to terminate this Agreement under
Section 11.1.1.4, and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under Section 11.1.1.3;

            11.1.1.3 By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied

(and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

             11.1.1.4 By Seller if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that Seller may not terminate this Agreement
                           --------
prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

       11.1.2  In the Event of Termination.  In the event of termination of this
               ---------------------------
Agreement:

          11.1.2.1 Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

          11.1.2.2 No party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in Sections 11.7, 11.10, 11.1.2.1 or this Section 11.1.2.2, and except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

   11.2  Assignment.  Neither this Agreement nor any of the rights or
         ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer or to any entity to whom the Business may after the Closing be sold by Buyer which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

   11.3  Notices.  All notices, requests, demands and other communications which
         -------
are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and
                                                  ----
upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

              If to Seller or the Seller Stockholder, addressed to:

                     Mr. Thomas H. Foster
                     28 Timber Ridge
                     Coal Valley, Illinois 61240

       with a copy to

                     Steven T. Hunter, Esq
                     Stanley, Lande & Hunter
                     900 Firstar Center
                     Davenport, Iowa 52801
                     Fax (319) 326-6266

       If to Buyer or RSC, addressed to:

            WALKER JONES EQUIPMENT COMPANY
            c/o Rental Service Corporation
            14505 N. Hayden Road, Suite 322
            Scottsdale, AZ   85260
            Attention:  Chief Executive Officer
            Fax (602) 905 - 3402

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

   11.4  Choice of Law.  This Agreement shall be construed, interpreted and the
         -------------
rights of the parties determined in accordance with the laws of the State of Illinois (without reference to the choice of law provisions thereof), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

   11.5  Entire Agreement; Amendments and Waivers.  This Agreement, together
         ----------------------------------------
with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

   11.6   Multiple Counterparts.  This Agreement may be executed in one or more
          ---------------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   11.7   Expenses.  Except as otherwise specified in this Agreement, each party
          --------
hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

   11.8   Invalidity.  In the event that any one or more of the provisions
          ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

   11.9   Titles.  The titles, captions or headings of the Articles, Sections
          ------
and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   11.10  Publicity; Confidentiality.  Neither Buyer nor Seller shall issue any
          --------------------------
press release or make any public statement regarding, or disclose to any third party (except as required by law or legal process, and except to each party's lenders if such lenders so require) any of the terms of, the transactions contemplated hereby, without prior written approval of the other party, provided that Buyer and Seller may, if they mutually agree, issue or make an appropriate press release or public announcement after the Closing Date. In the event that this Agreement is terminated prior to Closing, Buyer agrees to return to Seller all correspondence and documents furnished by Seller or its Representatives, and agrees not to disclose or use for its own purposes any confidential or proprietary information of Seller that has been furnished to it by Seller or its Representatives.

   11.11  Cumulative Remedies.  All rights and remedies of either party hereto
          -------------------
are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

   11.12  Consent of Seller Stockholder.  In accordance with Iowa law, Seller
          -----------------------------
Stockholder, by executing this Agreement, waives the notice of the meeting and the right to receive any materials otherwise required to be furnished at a meeting and consents to the transfer of the Assets to Buyer and the execution, delivery and consummation of this Agreement. Seller Stockholder additionally agrees to execute and deliver such separate certificates or instruments as may be requested by Seller or Buyer to give effect to the waivers and consents given herein.

   11.13   Arbitration.  Any controversy arising after the Closing out of or
           -----------
relating to this Agreement (including, without limitation, pursuant to Section
2.4 or 10.3, but excluding for purposes of this Section 11.13, the leases, employment and non-competition agreements attached as Exhibits hereto), or relating to the breach hereof, shall be settled by arbitration conducted in Moline, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (except as otherwise expressly provided in this Agreement). The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.



WALKER JONES EQUIPMENT COMPANY


By: /s/ Douglas A. Waugaman
   -------------------------------
   Name: Douglas A. Waugaman
        ------------------------
   Its: V.P. & Secretary
       ------------------------------------



RENTAL SERVICE CORPORATION


By: /s/ Douglas A. Waugaman
   -------------------------------
   Name: Douglas A. Waugaman
        ------------------------
   Its: V.P. & Secretary
       ------------------------------------



BRUTE EQUIPMENT, INC.


By: /s/ Thomas H. Foster
   --------------------------------
   Name: Thomas H. Foster
        -------------------------
   Its: President
       -------------------------------------



SELLER STOCKHOLDER:


  /s/ Thomas H. Foster
 ---------------------------------------
Thomas H. Foster